Exhibit 10.30
Summary of the material terms of the PepsiAmericas, Inc. Annual Incentive Plan
     The Company’s named executive officers are eligible for annual incentives, payable in cash, under the Annual Incentive Plan (the “AIP”). The AIP payout targets, which are achieved if the Company meets certain goals set out in the annual operating plan, are approved by the Management Resources and Compensation Committee of the Company’s Board of Directors (the “Committee”) each year. The AIP performance measures and their weightings are also approved by the Committee each year.
     The Committee also reviews and approves a schedule that details the required Company performance and resulting AIP payouts for each performance measure. If the threshold performance goals are met, AIP payouts equal at least 25% of target. The Committee maintains the discretion to vary from the formula, either to increase or decrease an AIP payout. Actual AIP payouts, which can vary from 0 to 200% of target, are delivered after the Company’s results are known and applied to the AIP.